Exhibit 10.32.3

AMENDMENT NO. 3

TO

SPECIAL SEVERANCE PROGRAM FOR OFFICERS OF

NORTHEAST UTILITIES SYSTEM COMPANIES

The Special Severance Program for Officers of Northeast Utilities System Companies (the “Plan”), is hereby amended, effective September 12, 2006, as follows:

Article VIII, Subsection (a) of the Plan is amended to read in its entirety as follows:

“(a)

Amendment or Termination.  Prior to the occurrence of a Change of Control, the Board or the Compensation Committee of the Board may amend or discontinue this Program at any time upon providing prior written notice to each Participant specifying the changes to be made.  Any amendment will not be effective until at least two years following such notice, except in the case of an amendment that does not materially impact the timing or amount of benefit provided or is required under statute, regulation, other law, or rule of a governing or administrative body having the effect of a statute or regulation.  Upon and following a Change of Control, this Program may not be amended or terminated in any way that would eliminate or reduce the payments and benefits owing to Participants under the Program.”